EXHIBIT 99.1

Corvus Pharmaceuticals Reports Second Quarter 2017 Financial Results and Provides Business Update

BURLINGAME, Calif., Aug. 03, 2017 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced financial results for the second quarter ended June 30, 2017, and provided a business update.

“We continue to make significant progress in advancing the clinical development of our lead product candidate, CPI-444, and other product candidates in our immuno-oncology pipeline,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We presented results from our ongoing Phase 1/1b study at the recent ASCO Annual Meeting, demonstrating promising clinical activity with CPI-444 in patients with non-small cell lung cancer and renal cell cancer who are resistant or refractory to prior anti-PD-(L)1 therapy. This is a difficult-to-treat and growing patient population, as there are very few treatment options for patients who have been given checkpoint inhibitor therapy, but whose disease has either continued to advance or has returned. With CPI-444 and other product candidates in our pipeline targeting the adenosine pathway, we now have several novel agents focused on this important new target in immuno-oncology.”

Recent Achievements and Upcoming Milestones
Clinical and Preclinical

  Continued enrolling patients in four expansion cohorts in the ongoing disease-specific expansion part of the Phase 1/1b clinical study of CPI-444, the Company’s lead oral checkpoint inhibitor. The expanded cohorts include treatment with CPI-444 both as a single agent and in combination with atezolizumab (Tecentriq®), an anti-PD-L1 antibody, in renal cell cancer (RCC) and non-small cell lung cancer (NSCLC). Corvus plans to present additional data from this study at the Society for Immunotherapy of Cancer (SITC) 32nd Annual Meeting in November 2017.
  Presented interim safety and efficacy data from 75 patients with RCC or NSCLC enrolled in the Phase 1/1b study in an oral presentation at the American Society of Clinical Oncology (ASCO) 2017 Annual Meeting. The data showed that treatment with CPI-444 both as a single agent and in combination with atezolizumab resulted in anti-tumor activity in patients resistant or refractory to prior treatment with anti-PD-(L)1 antibodies and in patients with PD-L1 negative tumors.
  Entered into a second collaboration agreement with Genentech to evaluate CPI-444 in combination with atezolizumab in a Phase 1b/2 clinical study as second-line therapy in patients with NSCLC who are resistant/refractory to prior anti-PD-(L)1 antibody therapy. Genentech and Corvus will share the costs of the trial that is expected to be initiated in the fourth quarter of 2017.
  Continued to progress the anti-CD73 antibody program toward Phase 1 study initiation in the first half of 2018.
  Continued to progress both A2B receptor antagonist and ITK inhibitor programs.  Preclinical findings with a candidate A2B receptor antagonist indicate that it may enhance immune responses to certain tumors.  These findings, which suggest the possible use of A2A receptor and A2B receptor antagonists in combination therapy, may lead to selection of a lead clinical candidate A2B receptor antagonist in 2018.
  Initiated development of an in-licensed antibody-based product candidate that inhibits a novel target in the adenosine pathway.

Corporate

  Held an R&D Day titled “The Adenosine Pathway: Extending the Reach of Cancer Immunotherapy.” An archive of the webcast is available in the “Investors” section of the Company’s website.
  Licensed global rights to an undisclosed novel immuno-oncology program, which includes a lead product candidate, from Monash University.

Financial Results
At June 30, 2017, Corvus had cash, cash equivalents and marketable securities totaling $110.3 million. This compared to cash, cash equivalents and marketable securities of $134.9 million at December 31, 2016.

Research and development expenses for the three months ended June 30, 2017, totaled $12.4 million compared to $7.1 million for the same period in 2016. The increase of $5.3 million was primarily due to an increase of $3.0 million in outside clinical trial and contracted research costs associated with the Phase 1/1b clinical trial for CPI-444, an increase of $1.2 million in drug manufacturing costs for the anti-CD73 antibody program, and an increase of $0.7 million in drug manufacturing costs for the ITK program.

General and administrative expenses for the three months ended June 30, 2017, totaled $2.8 million compared to $1.7 million for the same period in 2016. The increase of $1.1 million was primarily due to an increase of $0.4 million in personnel and associated costs, primarily due to an increase in headcount, a $0.3 million increase in legal and accounting costs, and an increase of $0.3 million in costs associated with being a public company.

The net loss for the three months ended June 30, 2017, was $15.0 million compared to $8.6 million for the same period in 2016. Total stock compensation expense for the three months ended June 30, 2017, was $1.5 million compared to $1.1 million for the same period in 2016.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. Corvus’ lead product, CPI-444, is a checkpoint inhibitor that is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. CPI-444 is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit: www.corvuspharma.com.

Tecentriq® (atezolizumab) is a registered trademark of Genentech.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444, both as a single agent and in combination with anti-PD-1 or anti-PD-L1, the Company’s or Genentech’s ability to develop and advance product candidates into and successfully complete clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444, and Genentech’s expected Phase 1b/2 clinical trial of CPI-444 in combination with atezolizumab, and the timing of any future clinical trials; and the potential utility of preclinical findings in the selection of product candidates. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2017, filed with the Securities and Exchange Commission on August 3, 2017, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the accuracy of the Company’s estimates relating to its or Genentech’s ability to initiate and/or complete clinical trials o the ability of Genentech to demonstrate evidence of efficacy and safety for CPI-444 during its expected Phase 1b/2 clinical trial; the results of preclinical findings and early clinical trials may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Operating expenses:
Research and development	$12,386	$7,119	$25,884	$12,517
General and administrative	2,788	1,706	5,507	2,734
Total operating expenses	15,174	8,825	31,391	15,251
Loss from operations	(15,174)	(8,825)	(31,391)	(15,251)
Interest income	193	180	374	259
Net loss	$(14,981)	$(8,645)	$(31,017)	$(14,992)

Net loss per share, basic and diluted	$(0.73)	$(0.43)	$(1.52)	$(1.42)

Shares used to compute net loss per share, basic and diluted	20,426,849	19,959,459	20,388,820	10,568,562

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
		June 30,	December 31,
		2017	2016
Assets
Cash, cash equivalents and marketable securities		$110,326		$134,896
Other assets		5,161		5,254
Total assets		$115,487		$140,150

Liabilities and stockholders’ equity
Accounts payable and accrued liabilities and other liabilities		$10,705		$7,349
Stockholders' equity		104,782		132,801
Total liabilities and stockholders’ equity		$115,487		$140,150

Investor Contact:
Leiv Lea
Chief Financial Officer
650-900-4522
LLea@corvuspharma.com

Media Contact:
Julie Normart, W2O Group
415-946-1087
jnormart@w2ogroup.com